Exhibit 10.14

This Consulting Agreement (the "Agreement") is entered into on September 15 th 2008 by and between Pamani Group , a corporation , Angel's Assets Holdings Ltd together referred to as (the "Consultants") and BioNeutral Laboratories Corporation USA (the "Company").

RECITALS

    WHEREAS, the Company was in need of assistance in the human resource, regulatory, business development, business planning and the financial support area; and
WHEREAS, Consultants agreed to perform the consulting work for the Company during the period May 1 through September 15 2008 and other related activities as directed by the Company;

NOW, THEREFORE, the parties hereby agree as follows:

1. Consultants Services. Consultant shall be available and shall provide to the Company professional consulting services in the area of managing human resources, regulatory affairs including financial market contacts as requested.

2. Consideration.

A. STOCK. In consideration for the Consulting Services which have been performed by Consultant during the period May – August 2008, under this Agreement, is entitled to receive and the Company will pay Consultants 5,000,000 (five million) fully paid shares of Common Stock of BioNeutral Laboratories Corporation USA split 2,000,000 (two million shares) to Pamani Group and 3,000,000 (three million shares) to Angel's Assets Holdings Ltd.

B. EXPENSES. All expenses shall be borne by the Consultants, including::

- All travel expenses to and from all work sites

- Administrative expenses;

- Lodging Expenses if work demands overnight stays;

3. Independent Contractor. Nothing herein shall be construed to create an employer-employee relationship between the Company and Consultants. Consultants are an independent contractor and not an employee of the Company or any of its subsidiaries or affiliates. The consideration set forth in Section 2 shall be the sole consideration due Consultant for the services rendered hereunder. It is understood that the Company will not withhold any amounts for payment of taxes from the compensation of Consultant hereunder, Consultant will not represent to be or hold herself out as an employee of the Company.

4. Confidentiality. In the course of performing Consulting Services, the parties recoanize that Consultants may come in contact with or become familiar with information which the Company or its subsidiaries or affiliates may consider confidential. This information may include, but is not limited to, information pertaining to the Company's technology, which information may be of value to a competitor. Consultant agrees to keep all such information confidential and not to discuss or divulge it to anyone other than appropriate Company personnel or their designees.

5. Term. This Agreement shall commence on May 1, 2008 and conclude September 15 2008. Either party may terminate this Agreement upon Thirty (30) days prior written notice. .

6. Miscellaneous.

6.1 Entire Agreement and Amendments. This Agreement constitutes the entire agreement of the parties with regard to the subject matter hereof, and replaces and supersedes all other agreements or understandings, whether written or oral. No amendment or extension of the Agreement shall be binding unless in writing and signed by both parties.

6.2 Binding Effect, Assignment. This Agreement shall be binding upon and shall inure to the benefit of Consultant and the Company and to the Company's successors and assigns. Nothing in this Agreement shall be construed to permit the assignment by Consultant of any of its rights or obligations hereunder, and such assignment is expressly prohibited without the prior written consent of the Company.

6.3 Governing Law, Severability. This Agreement shall be governed by the laws of the State of New Jersey. The invalidity or unenforceability of any provision of the Agreement shall not affect the validity or enforceability of any other provision.

WHEREFORE, the parties have executed this Agreement as of the date first written above.

COMPANY:

By:

CONSULTANT:

By: